CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY [*].

Execution Version

VERSAMET ROYALTIES CORPORATION

-and-

NEMESIA S.à.R.L.

INVESTOR RIGHTS AGREEMENT

November 17, 2025

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of the 17th day of November, 2025

BETWEEN:

VERSAMET ROYALTIES CORPORATION., a corporation incorporated under the laws of the Province of British Columbia

(the "Company")

AND:

NEMESIA S.à.R.L., a societé à responsabilité limitée existing under the laws of the Grand Duchy of Luxembourg

(the "Investor")

WHEREAS:

A. The Investor and a significant security holder of the Company (the "Selling Securityholder") propose to enter into a share purchase agreement on the date hereof (the "Purchase Agreement"), pursuant to which the Investor will agree to purchase from the Selling Securityholder (and the Selling Securityholder will agree to sell to the Investor) a total of 11,827,272 Shares (as defined herein) beneficially owned, directly or indirectly, by the Selling Securityholder; and

B. As a condition of the Investor agreeing to entering into the Purchase Agreement, the Company has agreed to grant certain rights to the Investor, and the Investor has agreed to make certain covenants in favour of the Company, each on the terms and subject to the conditions set out in this Agreement;

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, capitalized terms used in this Agreement shall have the following meanings:

"Affiliate" means any Person Controlling, Controlled by, or under common Control with, another Person;

"Applicable Laws" means applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Governmental Entity having the force of law;

"Applicable Securities Laws" means all applicable Canadian securities laws and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the securities regulatory authorities;

"Board" means the board of directors of the Company;

"Board Materials" has the meaning set out in Section 2.3(a);

"Bought Deal" means a fully underwritten offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Company pursuant to a "bought deal" letter prior to the filing of a prospectus or a prospectus supplement or a distribution pursuant to an overnight marketed offering;

"Business Day" means any day other than a Saturday, Sunday or any other day in which banks in the Province of British Columbia are authorized or required by Applicable Laws to be closed;

"Control" means: (a) in respect of a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of such corporation is carried on, whether as a result of ownership of sufficient voting shares of such corporation to entitle that Person or group of Persons to elect a majority of the directors of such corporation or by contract or otherwise, (b) in respect of a partnership, trust, syndicate or other entity, the actual power or authority to manage and direct the affairs of, or ownership of more than 50% of the transferable beneficial interests in, such entity, or (c) any other relationship as, in fact, constitutes actual control of a Person;

"Dilutive Issuance" has the meaning set out in Section 5.2(a)(i);

"Director" means a member of the Board;

"Director Eligibility Criteria" has the meaning set out in Section 2.1(d);

"Distribution" means a distribution or sale of Shares (or any other Subject Securities) to the public by means of a prospectus under Applicable Securities Laws;

"Distribution Notice" has the meaning set out in Section 4.1(a);

"Effective Date" means November 17, 2025;

"Exchange" means the TSX Venture Exchange, the NEO Exchange, the Toronto Stock Exchange or such other stock exchange(s) and quotation service(s), if any, as the Shares may be listed or quoted on, as applicable, from time to time;

"Exempt Issuance" means any of the following issuances by the Company of Securities: (a) the granting of stock options, deferred share units, restricted share units, bonus shares, or other Securities under any security or share-based compensation arrangement of the Company, (b) an issuance of Securities to all holders of Securities, on a pro rata basis, pursuant to a consolidation, subdivision, share dividend, recapitalization, reclassification, share exchange, rights offering or other similar transaction, or (c) an issuance of Securities pursuant to a regular dividend reinvestment or other plan of the Company made available by the Company to the holders of Securities where such plan permits the holder to direct that the dividends paid in respect of such Securities be applied to the purchase from the Company of further Securities;

"Exercise Notice" has the meaning set out in Section 5.2(c);

"Financial Year" means the twelve-month period ending on the last day of December in each year;

"Governmental Entity" means any domestic or foreign: (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) Exchange or securities regulatory authority, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

"IFRS" means International Financial Reporting Standards, consistently applied;

"Investor Nominee" means the Director who is nominated by the Investor by notice in writing to the Company and elected or appointed from time to time to the Board pursuant to the terms of this Agreement;

"Market Price" on any date, means the greater of the volume weighted average trading price of the Shares for the five trading days immediately prior to such date on such Exchange as the Shares are then principally traded and the minimum price permitted by such Exchange;

"Nomination Notice" has the meaning set out in Section 2.1(e);

"Notice" has the meaning set out in Section 6.1;

"Observer" has the meaning set out in Section 2.3;

"Ownership Percentage" has the meaning set out in Section 1.3(a);

"Participation Right" has the meaning set out in Section 5.1(b);

"Person" means any individual, sole proprietorship, partnership, firm, entity, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

"Piggyback Registration" has the meaning set out in Section 4.1(a);

"Qualifying Securities" means (i) any Shares held by the Investor including any Shares issuable or issued upon conversion of Subject Securities held by the Investor; and (ii) all Shares directly or indirectly issued or issuable with respect to the securities referred to in paragraph (i) above by way of share dividend or share split or in connection with a combination of shares, recapitalization, merger consolidation or other reorganization;

"Securities" means the Shares and/or Subject Securities, as the case may be;

"Shareholder" means a holder of Shares;

"Shares" means common shares in the capital of the Company;

"Subject Securities" means any securities of the Company convertible into or exercisable or exchangeable for Shares, including convertible debt securities and rights to purchase equity securities;

"Subsequent Offering" has the meaning set out in Section 5.1(a);

"Subsequent Offering Notice" has the meaning set out in Section 5.1(a);

"Top-up Notice" has the meaning set out in in Section 5.2(b);

"Top-up Offering" has the meaning set out in Section 5.2(d);

"Top-up Right" has the meaning set out in Section 5.2(a)(i);

"Top-up Shares" has the meaning set out in in Section 5.2(a)(i); and

"Top-up Threshold" has the meaning set out in Section 5.2(a)(ii).

1.2 Rules of Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a) the terms "Agreement", "this Agreement" and similar expressions refer to this Agreement in its entirety and not to any particular provision of this Agreement;

(b) references to an "Article" or "Section" followed by a number or letter refer to the specified Article or Section of this Agreement;

(c) words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(d) the word "including" is deemed to mean "including without limitation" and all similar variations;

(e) any reference to this Agreement, or to any other contract, document or other instrument, includes, and is a reference to, this Agreement or such other contract, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes any schedules or exhibits;

(f) any reference to a statute refers to such statute, and all rules and regulations made under such statute, as the same may have been amended, re-enacted or replaced;

(g) any time period within which a payment is to be made or any other action is to be taken under this Agreement shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(h) whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3 Ownership Percentage

(a) Subject to Section 1.3(b), for purposes of this Agreement "Ownership Percentage" means, at a particular time, the percentage ownership interest of the Investor and each Affiliate of the Investor, taken as a whole, in the equity capital of the Company, which shall be calculated by dividing (i) the number of Shares held by or on behalf of the Investor by (ii) the total number of Shares issued and outstanding at such time. In the case of both (i) and (ii), the number of Shares used in the calculation will assume the exercise/and or exchange and/or conversion, by or on behalf of the Investor and its Affiliate(s) only, of any Subject Securities held by or on behalf of the Investor and its Affiliate(s) at such time.

(b) In determining the Ownership Percentage, any Shares issued as a result of a Subsequent Offering or Dilutive Issuance shall be disregarded and the Investor shall be deemed to own the percentage of Shares it would have held at such time if such Subsequent Offering or Dilutive Issuance, as the case maybe, had not occurred unless and until the Company has delivered to the Investor, as applicable (i) a Subsequent Offering Notice in respect of such Subsequent Offering and the Investor fails to provide a Subscription Notice to the Company within the time required in Section 5.1(b), in which case the Shares issued in connection with such Subsequent Offering shall be included in the total number of Shares issued and outstanding for purposes of determining the Ownership Percentage; or (ii) a Top-up Notice in respect of such Dilutive Issuance and the Investor fails to provide an Exercise Notice to the Company within the time required in Section 5.2(c), in which case the Shares issued in connection with such Dilutive Issuance shall be included in the total number of Shares issued and outstanding for purposes of determining the Ownership Percentage.

ARTICLE 2
BOARD OF DIRECTORS

2.1 Board Nominee

(a) The Investor shall have the right but not the obligation to designate one Investor Nominee for election to the Board. For greater clarity, the Investor shall no longer be entitled to designate an Investor Nominee after the date on which this Agreement has been terminated in accordance with Section 6.15.

(b) The Company agrees that, following the Effective Date, the Board shall appoint an initial Investor Nominee (and/or the Company shall otherwise take all other steps required under corporate law to appoint or elect such initial Investor Nominee) to serve on the Board until the next annual general meeting of Shareholders; provided that the Investor Nominee (i) is identified by the Investor to the Company, (ii) consents in writing to serve as a director, and (iii) meets the Director Eligibility Criteria.

(c) The Company agrees to nominate and recommend for election, at each meeting of Shareholders at which Directors are to be elected, the Investor Nominee designated by the Investor in accordance with Section 2.1(e).

(d) The Investor agrees that the initial Investor Nominee and any replacement Investor Nominee shall be mutually agreeable to the Investor and the Company, acting reasonably, having regard to the skills matrix and requirements of the Board (as determined in good faith by the Board or an authorized committee of the Board and including, for greater certainty, any Applicable Laws or Exchange rules or policies) for Director candidates, and such individual consents in writing to serve as a Director (the "Director Eligibility Criteria").

(e) The Company shall provide the Investor with written Notice (the "Nomination Notice"), promptly, and in any event, not less than 60 days in advance of the date set for the meeting of Shareholders at which Directors are to be elected. The Nomination Notice shall include a request for the identification of any Investor Nominee and the detailed information required to be included in an information circular with respect to the appointment of any Investor Nominee. The Investor shall be required to, not later than 45 days in advance of the date set for a meeting of Shareholders of which the Investor is notified pursuant to this Section 2.1(e), provide the Company with written Notice of the identity and particulars requested in the Nomination Notice. If the Investor does not advise the Company of the identity of the Investor Nominee at least 45 days prior to the date set for the meeting of Shareholders at which Directors are to be elected (for any reason other than failure by the Company to provide the Investor with the Nomination Notice within the period prescribed by this Section 2.1(e)), then the Investor will be deemed to have nominated the incumbent Investor Nominee.

(f) If an incumbent Investor Nominee ceases to serve as a Director, whether due to such Investor Nominee's death, disability, resignation or removal, the Investor shall have the right to nominate a replacement Investor Nominee and the Company shall cause the Board to appoint, as soon as practicable, such replacement Investor Nominee in accordance with this Agreement to fill the vacancy caused by such death, disability, resignation or removal, provided that such Investor Nominee satisfies the Director Eligibility Criteria and the Investor remains eligible to nominate such Investor Nominee pursuant to Section 2.1(a).

(g) If the Investor ceases to have any right to appoint an Investor Nominee pursuant to Section 2.1(a), the Investor shall use commercially reasonable efforts to, unless requested otherwise by the Company, cause the Investor Nominee to forthwith resign from the Board.

2.2 Management to Endorse and Vote

The Company agrees that management of the Company shall, in respect of every meeting of Shareholders at which the election of Directors is to be considered, and at every reconvened meeting following an adjournment or postponement of such meeting, endorse and recommend the Investor Nominee identified in the Company's proxy materials for election to the Board, so long as such Investor Nominee satisfies the Director Eligibility Criteria, and shall vote any Shares in respect of which management is granted a discretionary proxy in favour of the election of such Investor Nominee to the Board at every such meeting.

2.3 Observer

(a) If, at any time or from time to time, the Investor is entitled to nominate an Investor Nominee pursuant to Section 2.1, but has not done so, the Investor shall be entitled to designate one individual (who may change from time to time upon 30 days' written Notice to the Company) as an observer (an "Observer") to attend all meetings of the Board. The Observer shall have the right to receive notice of, and review the same information and materials ("Board Materials") as are provided to Directors for, such meetings and to speak at such meetings, but shall not be entitled to vote. The Company shall deliver to the Observer copies of any resolutions proposed to be adopted by the Board at the same time as such resolutions are circulated to members of the Board or any committee of the Board. Prior to the Observer attending the first meeting of the Board, the Investor shall cause the Observer to sign a customary non-disclosure agreement provided by the Company, provided that any such non-disclosure agreement is reasonable in both form and in substance, and sign an acknowledgement agreeing to be bound by the Company's disclosure and insider trading policies. The Observer shall be reimbursed for all reasonable expenses related to attending all meetings of the Board on a basis that is consistent with the Company's policies for Director reimbursement, as if the Observer were a member of the Board.

(b) Notwithstanding anything to the contrary in this Agreement, the Company may exclude the Observer from access to any Board Materials or from any meeting of the Board or any committee of the Board (or any portion of such meeting) if the Board concludes that: (i) such exclusion is necessary to preserve the solicitor-client or litigation privilege between the Company and/or its Affiliates and their respective counsel (provided that any such exclusion shall only apply to such portion of such Board Materials or meeting which would be required to preserve such privilege); (ii) such Board Materials or discussion relates to the Company's or its Affiliates' relationship, contractual or otherwise, with the Investor or its Affiliates or any actual or potential transactions between or involving the Company or its Affiliates and the Investor or its Affiliates; (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its Affiliates is a party or otherwise bound; or (iv) such exclusion is necessary to comply with Applicable Laws.

2.4 Rights and Privileges of Investor Nominee

(a) The Investor Nominee shall be entitled to the benefit of any directors' liability insurance or indemnity to which other Directors are entitled.

(b) The Investor Nominee shall be reimbursed for all reasonable expenses related to their service on the Board on a basis that is consistent with the Company's policies for Director reimbursement. The Investor Nominee shall be entitled to compensation consistent with the compensation received by other non-employee independent members of the Board, including any fees and equity awards.

ARTICLE 3
[RESERVED] AND ESCROW

3.1 [Reserved]

[Reserved.]

3.2 Escrow Requirements

The Investor agrees to comply with and be bound by any escrow requirements  imposed by any Exchange in connection with the Company becoming a listed issuer on such Exchange.

ARTICLE 4
REGISTRATION RIGHTS

4.1 Piggyback Registration Rights

Provided that the Investor has at least a 15% Ownership Percentage,

(a) If at any time, the Company agrees to or announces a Distribution, other than by way of a Bought Deal, the Company shall promptly give the Investor seven Business Days' prior written notice of the proposed Distribution (the "Distribution Notice"), including proposed pricing (provided that in the event the proposed pricing of the Distribution is not determinable as of the date of the Distribution Notice, such information may be omitted from the Distribution Notice, but, shall, in any event, be communicated to the Investor in writing no later than five Business Days prior to the proposed closing date of the Distribution). Upon the written request of the Investor given within five Business Days after receipt of the notice of the proposed Distribution from the Company, the Company shall use commercially reasonable efforts to, in conjunction with the proposed Distribution, cause to be qualified in such offering all or any whole number of Shares held by the Investor in accordance with the procedures set forth in Schedule "A" hereto (a "Piggyback Registration").

(b) If the proposed Distribution is not completed within 180 days of a notice of a Piggyback Registration, the related notice of a Piggyback Registration delivered by the Investor hereunder shall be deemed to be withdrawn and the Company shall again be required to comply with the procedures set out in this Section 4.1 with respect to any proposed Distribution.

(c) If the Company is proposing to undertake a Bought Deal, the Company shall give such notice to the Investor, including anticipated pricing, as early as practicable in the circumstances in light of the speed and urgency under which Bought Deals are conducted (but not less than three Business Days prior to the launch of such Bought Deal). The Investor shall have two Business Days from the date the Company advises it of such proposed Bought Deal to notify the Company of the number of Qualifying Securities that the Investor requests to be included in such Bought Deal; unless otherwise agreed to by the Company, such amount not to exceed the proportion in the Bought Deal that the Shares held by the Investor represent of all Shares issued and outstanding at such time. The Company shall use commercially reasonable efforts to include such Shares in any Bought Deal, and, if so included, the procedures set forth in Schedule "A" hereto shall apply to such Distribution.

Notwithstanding anything herein to the contrary, this Article 4 shall not apply to a Distribution that is an initial public offering of Shares by the Company.

ARTICLE 5
PARTICIPATION RIGHTS

5.1 Participation Right

(a) If the Company issues any Securities other than pursuant to an Exempt Issuance (any such issuance, a "Subsequent Offering"), then the Company shall promptly, and, in any event no later than one Business Day following the public announcement of such Subsequent Offering (and if the Subsequent Offering is not announced, no later than ten days prior to the closing date for the issuance of the securities in the Subsequent Offering), provide a written Notice (the "Subsequent Offering Notice") to the Investor setting out: (i) the number of Securities issued or contemplated to be issued in connection with the Subsequent Offering (and the maximum number of additional Securities that may be issuable upon the exercise of any other participation rights or pre-emptive right provided to any third party) and the total number of Shares and Subject Securities issued and outstanding as of the close of business on the Business Day immediately preceding the Subsequent Offering Notice; (ii) the material terms and conditions of any Subject Securities issued or contemplated to be issued in connection with the Subsequent Offering, including any term sheets or offer sheets, if any; (iii) the subscription price per Share or Subject Security issued or to be issued in connection with the Subsequent Offering; and (iv) the proposed closing date for the issuance of Securities to the Investor, assuming the Investor exercises its Participation Rights, which closing date shall be the later of (A) ten days following the date of the Subsequent Offering Notice, (B) the closing date set for the Subsequent Offering, (C) if Shareholder approval is required under Applicable Laws for the Company to complete the issuance of Securities to the Investor pursuant to its exercise of its Participation Rights, the Business Day following receipt of such Shareholder approval, or (D) such other date as the Company and the Investor may agree.

(b) Subject to the receipt by the Company of all required regulatory approvals and compliance with Applicable Laws, the Investor shall have the right (the "Participation Right"), upon providing notice ("Subscription Notice") to the Company within ten Business Days, or three Business Days in the case of a Bought Deal, following receipt of the Subsequent Offering Notice that it intends to exercise its Participation Right, in whole or in part, to subscribe for and to be issued, on the same terms and conditions of such Subsequent Offering:

(i) in the case of a Subsequent Offering of Shares, up to such number of Shares that will allow the Investor to maintain the Ownership Percentage held immediately prior to the completion of the Subsequent Offering (factoring in the exercise of any other participation rights or pre-emptive rights provided to any third parties); and

(ii) in the case of a Subsequent Offering of Subject Securities, up to such number of Subject Securities that will (assuming the conversion, redemption, exercise or exchange of all Subject Securities issuable in connection with the Subsequent Offering and of all Subject Securities issuable pursuant to the Participation Right) allow the Investor to maintain the Ownership Percentage held immediately prior to the completion of the Subsequent Offering (factoring in the exercise of any other participation rights or pre-emptive rights provided to any third parties).

In the Subscription Notice, the Investor shall specify the number of Shares and Subject Securities beneficially owned, directly or indirectly, by it and its Affiliates as at the date of the Subsequent Offering Notice, and the number of Securities for which the Investor is subscribing. In the case of a Subsequent Offering that is qualified by a prospectus, the Company will use commercially reasonable efforts to qualify the Securities subscribed for by the Investor pursuant to such prospectus, failing which the Securities subscribed for by the Investor will be issued on a private placement basis concurrently with the closing of the Subsequent Offering, subject to receipt of any required Shareholder approval and Exchange or other regulatory approvals. The Company will use its commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations) all necessary Exchange approvals for the listing of all Shares (including Shares underlying Subject Securities) to be issued to the Investor pursuant to this Article 4.

(c) If the Investor exercises the Participation Rights and the Company is required, under the rules and policies of the Exchange or applicable securities Laws, to seek Shareholder approval for the issuance of Securities to the Investor pursuant to this Section 5.1, the Company shall use commercially reasonable efforts to, at its expense, duly call and hold a meeting of its Shareholders to consider (and the Company shall recommend that Shareholders vote in favour of) the issuance of the Securities to the Investor within 75 days after the date that the Investor is advised by the Exchange that it will require such Shareholder approval. The Investor may close any such issuance of Securities prior to obtaining Shareholder approval; provided that, during the period between the closing of any such Subsequent Offering and the date of the Shareholder meeting to consider the issuance of the Securities to the Investor, the Ownership Percentage shall be deemed to be the Ownership Percentage immediately prior to the closing of the Subsequent Offering.

(d) For greater clarity, in the event the Company grants any other participation right(s) or pre-emptive right(s) to any third party or parties, the Company shall ensure such right(s) is or are subject to the Participation Right of the Investor provided by this Article 5, and the Company shall ensure additional Securities are offered for issuance to the Investor so as to allow the Investor to maintain its Ownership Percentage (factoring in the exercise of any such other participation right(s) or pre-emptive right(s) provided to any third party or parties).

5.2 Top-Up Rights

(a) Without limiting Section 5.1, at any time and from time to time after the Effective Date, the Company agrees that:

(i) the Investor (directly or through an Affiliate) shall have the right (the "Top-up Right") to subscribe for and to be issued in connection with the issuance of Shares pursuant to: (A) any security-based compensation arrangements of the Company; and (B) the conversion, exercise or exchange of Subject Securities issued prior to or after the date of this Agreement (any, a "Dilutive Issuance") and (c) any other issuance of Shares where the Participation Right did not apply, up to such number of  Shares that will allow the Investor to maintain or acquire up to the Ownership Percentage that is the same as the Ownership Percentage that the Investor would have had but for the Dilutive Issuance referenced in the Top-Up Notice (the "Top-up Shares"); and

(ii) the Top-up Right shall be exercisable from time to time following Dilutive Issuances that result in the reduction of the Ownership Percentage by an aggregate of 1.0% or more (the "Top-up Threshold"). The Top-up Threshold shall be calculated by aggregating all Dilutive Issuances that occurred in each case from the later of: (i) the date of this Agreement; (ii) the date of the last Top-up Notice; and (iii) the date of completion of the last Top-up Offering.

(b) Subject to Section 5.2(e), within five Business Days of the end of each six month period ending March 31 and September 30 during which one or more Dilutive Issuances occurred resulting in the Top-up Threshold being achieved, the Company shall deliver a written Notice (a "Top-up Notice") to the Investor containing the number of Subject  Securities converted, exercised or exchanged into Shares, and the total number of issued and outstanding Shares following such Dilutive Issuances and any other conversions, exercises and exchanges of Subject Securities, in each case from the later of (A) the date of this Agreement, (B) the date of the last Top-up Notice, and (C) the date of completion of the last Top-up Offering.

(c) If the Investor wishes to exercise the Top-up Right, the Investor shall give written Notice to the Company (the "Exercise Notice") of its intention to exercise such right and of the number of Top-up Shares the Investor wishes to subscribe for and purchase pursuant to the Top-up Right. The Investor shall deliver an Exercise Notice to subscribe to the Top-up Offering or issuance of Top-up Shares, within 15 Business Days after the date of receipt of a Top-up Notice, failing which the Investor will not be entitled to exercise the Top-up Right in respect of such issuance of Top-up Shares.

(d) If the Investor delivers an Exercise Notice in accordance with Section 5.2(c), the Company shall in accordance with the provisions of this Section 5.2, promptly, and in any event within 30 days of the date on which the relevant Exercise Notice was delivered (or such later date as may be reasonably necessary to obtain any necessary Shareholder approval), complete an offering to the Investor of the number of Top-up Shares the Investor wishes to subscribe for pursuant to the Top-up Right, as specified in the Exercise Notice, at an offering price per Top-up Share equal to the Market Price on the date the Top-up Notice was delivered to the Investor (each, a "Top-up Offering"). For greater certainty, each Top-up Offering will be an offering of Shares.

(e) Notwithstanding any other provision of this Article 4 to the contrary, if a Top-up Threshold is achieved, or is determined by the Company, acting reasonably, to be likely to occur prior to the date on which a record date for any meeting of Shareholders is to be set, the Company shall deliver a Top-up Notice to the Investor at least 20 Business Days prior to such record date or such shorter period prior to such record date as may be agreed in writing between the Investor and the Company upon confirmation by the Company that it has all necessary authorizations and approvals to complete the Top-up Offering within such shortened period. If the Investor delivers an Exercise Notice in accordance with Section 5.2(c) or during such shortened notice period as may have been agreed between the Company and the Investor pursuant to this Section 5.2(e) in response to a Top-up Notice delivered pursuant to Section 5.2(b), the Company shall in accordance with the provisions of this Section 5.2(e), promptly, and in any event prior to declaring the record date for such Shareholder meeting, complete a Top-up Offering to the Investor.

ARTICLE 6
GENERAL

6.1 Notices

All notices, demands or other communications (in any case, a "Notice") to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or by email addressed to the recipient. Each Notice shall be delivered, mailed or sent electronically to the Parties at the respective addresses or email addresses indicated below:

If to the Company:

Versamet Royalties Corporation

Suite 3200-733 Seymour Street

Vancouver, BC  V6B 0S6

Attention: [Redacted - Personal Information.]

Email:  [Redacted - Personal Information.]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500 - 1133 Melville Street

Vancouver, BC  V6E 4E5

Attention: [Redacted - Personal Information.]

Email: [Redacted - Personal Information.]

If to the Investor:

Nemesia S.à.r.l.

40, Boulevard Grande Duchesse Charlotte

L-1330 Luxembourg

Attention: [Redacted - Personal Information.]

Email: [Redacted - Personal Information.]

Any such Notice so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the Notice is delivered, emailed or sent before 5:00 p.m. (Vancouver time) on such day. Otherwise, such Notice shall be deemed to have been given and made and to have been received on the next following Business Day. Any such Notice sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such Notice shall be mailed during any actual or apprehended disruption of postal services. Any such Notice given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

6.2 Further Assurances

Each Party shall act in good faith in performing its obligations and exercising its rights under this Agreement, and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement, and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

6.3 Ownership of Shares

The Investor shall promptly notify the Company in writing if the Ownership Percentage ceases to be at least 10.0%.

6.4 Additional Information Right

As soon as available, and in any event within 30 days after the end of each quarterly accounting period in each Financial Year, the Company and its subsidiaries shall provide the Investor with such financial information as may be required by the Investor to meet its public reporting requirements, including sufficiently detailed working papers and other information (including, without limitation, if requested, unaudited financial statements prepared in accordance with IFRS) as may be required to meet the Investor's reporting, audit and control obligations from time to time and, to the extent required by the Investor, acting reasonably, certified by the principal financial or accounting officer of the Company.

6.5 Assignment

This Agreement is not assignable by any Party except: (a) with the prior written consent of the other Party, or (b) with respect to any assignment by the Investor to any Affiliate of the Investor, in which case no written consent of the Company shall be required, provided that the Investor gives prompt written Notice of such assignment to the Company and such Affiliate agrees to be bound by the terms of this Agreement and executes a written joinder to this Agreement.

6.6 Injunctive Relief

Each Party agrees that any breach of the terms of this Agreement may result in immediate and irreparable injury and damage to the other Party for which the other Party could not be adequately compensated by damages. Each Party therefore agrees that, in the event of any such breach or any anticipated or threatened breach, the other Party shall be entitled to equitable relief by way of temporary or permanent injunction, without having to prove damages or post any bond, in addition to any other remedies (including damages) to which such Party may be entitled at law or in equity.

6.7 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter of this Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement.

6.8 Time of Essence

Time shall be of the essence of this Agreement.

6.9 Governing Law

This Agreement is governed by and shall be interpreted and construed in accordance with the Laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

6.10 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

6.11 Waiver

No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision after such waiver, or any other provision of this Agreement at any time.

6.12 Amendments

This Agreement may be amended or supplemented only by a written agreement signed by each of the Parties.

6.13 Most Favoured Nation

If the Company desires to enter into an agreement with more favourable terms than this Agreement with any other securityholder of the Company, then (a) the Company shall promptly provide prior written Notice thereof to the Investor and (b) the Company shall not grant more favourable terms to other securityholders of the Company than are provided in this Agreement and the Investor shall get the benefit of the most favourable terms until such time as the Company enters into an amended agreement with the Investor providing such more favourable terms to the Investor.

6.14 Binding Effect

This Agreement shall be binding upon the Parties, their heirs and legal personal representatives, and their respective permitted successors and permitted assigns.

6.15 Termination

This Agreement shall automatically terminate with no further action required of the Parties, and be of no further force and effect, on the date on which the Ownership Percentage ceases to be at least 10% for a continuous period of at least 30 days (other than in cases where the Ownership Percentage falls below 10% due to the failure of the Company to use commercially reasonable efforts to obtain any required Shareholder, Exchange or other approval or authorization for any issuance of Securities to the Investor pursuant to its rights under Article 4 of this Agreement).

6.16 Counterparts

This Agreement may be executed by the Parties in any number of counterparts, each of which is deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page by email or other electronic means (including via DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

VERSAMET ROYALTIES COPORATION

by	(signed)
Name:
Title:

NEMESIA S.à.R.L.

by	(signed)
Name:
Title: Authorized Signatory

by	(signed)
Name:
Title: Authorized Signatory

Signature Page to Investor Rights Agreement

SCHEDULE "A"

PROCEDURES FOR REGISTRATION RIGHTS

1.1 Registration Procedures

In connection with the Company's Piggyback Registration obligations pursuant to Article 4 of the Agreement, the Company will use commercially reasonable efforts in accordance with Article 4 of the Agreement to effect the qualification of any Distribution of Qualifying Securities of the Investor in one or more Canadian jurisdictions as determined by the Company, and in pursuance thereof the Company will as expeditiously as practicable:

(a) in accordance with Article 4 of the Agreement, prepare and file with the applicable Canadian securities authorities (collectively, the "Canadian Securities Regulators") a preliminary prospectus and, promptly thereafter, a final prospectus under and in compliance with the Applicable Securities Laws, relating to the Piggyback Registration, including all exhibits, financial statements and such other related documents required by the Canadian Securities Regulators to be filed therewith, and use its commercially reasonable efforts to cause such prospectus to be receipted; and the Company will furnish to the Investor and the lead underwriter or underwriters, if any, copies of such preliminary prospectus and final prospectus and any amendments or supplements in the form filed with the Canadian Securities Regulators, promptly after the filing of such preliminary prospectus and final prospectus, amendments or supplements;

(b) prepare and file with the Canadian Securities Regulators such amendments and supplements to the preliminary prospectus and final prospectus as may be necessary to complete the Distribution of all such Qualifying Securities and as required under the Securities Act (British Columbia) or under any applicable provisions of Applicable Securities Laws;

(c) notify the Investor and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company: (i) when the preliminary prospectus and final prospectus or any amendment thereto has been filed and been receipted, and furnish to the Investor and lead underwriters or underwriters, if any, with copies thereof; (ii) of any request by the Canadian Securities Regulators for amendments to the preliminary prospectus or the final prospectus or for additional information; (iii) of the issuance by the Canadian Securities Regulators of any stop order or cease trade order relating to the prospectus or any order preventing or suspending the use of any preliminary prospectus or final prospectus or the initiation or threatening of any proceedings for such purposes; and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Distribution of Qualifying Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d) promptly notify the Investor and the lead underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the prospectus in light of the circumstances under which they were made) when such prospectus was delivered not misleading, fails to constitute full, true and plain disclosure of all material facts regarding the Qualifying Securities when such prospectus was delivered or if for any other reason it will be necessary during such time period to amend or supplement the preliminary prospectus or the final prospectus in order to comply with Applicable Securities Laws and, in either case as promptly as practicable, prepare and file with the Canadian Securities Regulators, and furnish to the Investor and the lead underwriter or underwriters, if any, a supplement or amendment to such preliminary prospectus or final prospectus which will correct such statement or omission or effect such compliance;

(e) use commercially reasonable efforts to obtain the withdrawal of any stop order, cease trade order or other order against the Company or affecting the securities of the Company suspending the use of any prospectus or suspending the qualification of the Distribution of any Qualifying Securities covered by the prospectus, or the initiation or the threatening of any proceedings for such purposes;

(f) furnish to the Investor and each lead underwriter, if any, copies of the preliminary prospectus, final prospectus or any amendments or supplements thereto, and provide the Investor and its counsel with a reasonable opportunity to review and provide comments to the Company on the prospectus;

(g) deliver to the Investor and the underwriters, if any, without charge, as many commercial copies of the preliminary prospectus and the final prospectus and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the preliminary prospectus and the final prospectus or any amendment or supplement thereto may only be used by the Investor and the underwriters, if any, in connection with the offering and sale of the Qualifying Securities covered by the preliminary prospectus and the final prospectus or any amendment or supplement thereto in accordance with Applicable Securities Laws and, if applicable, pursuant to the terms and conditions of an underwriting agreement in customary form to be entered into among the Company, the Investor and the underwriters, if any) and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Qualifying Securities by such Person;

(h) in connection with any underwritten offering enter into customary agreements, including an underwriting agreement with the underwriter or underwriters, such agreements to contain such representations, warranties and indemnities by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions;

(i) use its commercially reasonable efforts to obtain a customary legal opinion, in the form and substance as is customarily given by external company counsel in securities offerings, addressed to the Investor and the underwriters, if any, and such other Persons as the underwriting agreement may reasonably specify, and a customary "comfort letter" from the Company's auditor and/or the auditors of any financial statements included or incorporated by reference in a prospectus;

(j) furnish to the Investor and the lead underwriter or underwriters, if any, and such other Persons as the Investor may reasonably specify, such corporate certificates, satisfactory to the Investor acting reasonably, as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Investor may reasonably request;

(k) use commercially reasonable efforts to cause all Shares covered by the prospectus to be listed on each securities exchange or automated quotation system on which Shares are then listed or quoted;

(l) take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of the Investor under the Agreement.

1.2 Investor's Obligations

(a) The Investor will furnish to the Company such information regarding the Distribution of such Qualifying Securities and such other information relating to the Investor's ownership of Shares as the Company may from time to time reasonably request in writing in order to comply with Applicable Securities Laws in each jurisdiction in which a Piggyback Registration is to be effected. The Investor agrees to furnish such information to the Company and to cooperate with the Company as necessary to enable the Company to comply with the provisions of the Agreement and Applicable Securities Laws. The Investor will promptly notify the Company when the Investor becomes aware of the happening of any event (insofar as it relates to the Investor or information provided by the Investor in writing for inclusion in the applicable prospectus) as a result of which the prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the prospectus in light of the circumstances under which they were made) when such prospectus was delivered not misleading or, if for any other reason it will be necessary during such time period to amend or supplement the preliminary prospectus or the final prospectus in order to comply with securities Laws.

(b) The Investor will:

(i) comply with Applicable Securities Laws in connection with the Investor effecting trades (as defined under Applicable Securities Laws) in the Qualifying Securities and the use of any preliminary prospectus, final prospectus or other qualification document;

(ii) comply with any applicable published policies, rules and regulations of the Canadian Securities Regulators and any stock exchange and over-the counter market on which the Qualifying Securities are then listed or quoted; and

(iii) promptly review and comment on any draft documents provided to the Investor under Section 1.1 of this Schedule "A".

(c) In connection with any underwritten offering in connection with a Piggyback Registration, the Investor will enter into customary agreements, including an underwriting agreement with the underwriter or underwriters, such agreements to contain such representations, warranties and indemnities by the Investor and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions.

1.3 Underwriters' Cutback

(a) If, in connection with a Piggyback Registration, the lead underwriter or underwriters impose a limitation on the number or kind of securities which may be included in any such Distribution because, in its reasonable judgment, the inclusion of securities requested to be included in such offering exceeds the number of securities which can be sold in an orderly manner in such offering within a price range reasonably acceptable to the Company (an "Underwriters' Cutback"), then the Company will be obligated to include in such Distribution such securities as is determined in good faith by such lead underwriter or underwriters in the following priority:

(i) first, such securities offered by the Company for its own account; and

(ii) second, if there are any additional securities that may be underwritten at no less than a price range reasonably acceptable to the Company, after allowing for the inclusion of all of the securities required under (i) above, such Qualifying Securities requested to be qualified by the Investor, provided that if any Qualifying Securities requested to be qualified by the Investor are not otherwise included in such Distribution, such Qualifying Securities that are not so included will be included, to the fullest extent possible, in an over-allotment option which will be granted to the underwriters in connection with such Distribution for such amount of Shares requested to be qualified by the Investor that were not otherwise included in such Distribution.

1.4 Withdrawal of Qualifying Securities

(a) The Investor will have the right to withdraw its request for inclusion of its Qualifying Securities in any Piggyback Registration pursuant to Section 4.1 of the Agreement by giving written notice to the Company of its request to withdraw; provided, however, that:

(i) such request must be made in writing prior to the execution of the enforceable bought deal letter or underwriting agreement with respect to such Distribution; and

(ii) such withdrawal will be irrevocable and, after making such withdrawal, the Investor will no longer have any right to include its Qualifying Securities in the Distribution pertaining to which such withdrawal was made.

(b) Provided that the Investor withdraws all of its Qualifying Securities from a Piggyback Registration in accordance with Section 1.4(a) of this Schedule "A" prior to the filing of a preliminary prospectus, the Investor will be deemed to not have participated in or requested such Piggyback Registration.

1.5 Expenses

All expenses incurred in connection with a Piggyback Registration pursuant to Section 4.1 of the Agreement (excluding underwriters' discounts and commissions relating to the Qualifying Securities under the Piggyback Registration, if any, and applicable transfer taxes, if any, and the Investor's legal and professional fees, all of which will be borne by the Investor (the "Investor's Expenses")), including: (i) Canadian Securities Regulators, Canadian stock exchange registration listing and filing fees relating to the Qualifying Securities; (ii) fees and expenses of compliance with Applicable Securities Laws; (iii) printing and copying expenses; (iv) messenger and delivery expenses; (v) expenses incurred in connection with any road show and marketing activities; (vi) fees and disbursements of counsel to the Company; (vii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or "comfort" letter) and fees and expenses of any other special experts retained by the Company; (viii) translation expenses; and (ix) any other fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but excluding the Investor's Expenses), will be borne by the Company.

1.6 Due Diligence; Indemnification

(a) In connection with the preparation and filing of any prospectus in connection with a Piggyback Registration as herein contemplated, the Company will give the Investor, the underwriter or underwriters of such Distribution, if any, and their respective counsel, auditors and other representatives, the opportunity to fully participate in the preparation of such documents and each amendment thereof or supplement thereto, and will insert therein such material furnished to the Company in writing, which in the reasonable judgment of the Company and its counsel should be included, and will give each of them such reasonable and customary access to the Company's books and records and such reasonable and customary opportunity to discuss the business of the Company with its officers and auditors, and to conduct all reasonable and customary due diligence which the Investor and the underwriters or underwriter, if any, and their respective counsel may reasonably require in order to conduct a reasonable investigation in order to enable such underwriters to execute any certificate required to be executed by them in Canada for inclusion in such documents, provided that the Investor and the underwriters agree to maintain the confidentiality of such information.

(b) In connection with any Piggyback Registration, the Company will indemnify and hold harmless the Investor and its Affiliates and each of their respective directors, officers, employees and agents, shareholders, limited partners and underwriters, from and against any loss (excluding loss of profits), liability, claim, damage and expense whatsoever (including reasonable legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any prospectus, or any amendment or supplement thereto, including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or as incurred, arising out of or based upon any failure to comply with Applicable Securities Laws (other than any failure to comply with Applicable Securities Laws by the Investor); provided that the Company will not be liable under this Section 1.6(b) of this Schedule "A" for any settlement of any action effected without its written consent, which consent will not be unreasonably withheld or delayed; provided further that the indemnity provided for in this Section 1.6(b) of this Schedule "A" in respect of the Investor will not apply to any loss, liability, claim, damage or expense to the extent incurred, arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Investor stating that such information is being provided for use in the prospectus.

(c) In connection with any Piggyback Registration, the Investor will indemnify and hold harmless the Company and each of its directors, officers, employees, agents and shareholders from and against any loss (excluding loss of profits), liability, claim, damage and expense whatsoever (including reasonable legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, as incurred, arising out of or based on any untrue statement or omission of a material fact, or alleged untrue statement or omission of a material fact, made or required to be made in the prospectus, as applicable, included in reliance upon and in conformity with written information furnished to the Company by the Investor about the Investor or its ownership of Qualifying Securities, stating that such information is being provided for use in the prospectus or as incurred arising out of or based upon any failure to comply with Applicable Securities Laws (other than any failure to comply with Applicable Securities Laws by the Company), including, for greater certainty, for any amounts paid pursuant to Section 1.6(b) of this Schedule "A"; provided that the Investor will not be liable under this Section 1.6(c) of this Schedule "A" for any settlement of any action effected without its written consent, which consent will not be unreasonably withheld or delayed; provided further that the indemnity provided for in this Section 1.6(c) of this Schedule "A" will not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or omission or alleged untrue statement or omission contained in any prospectus relating to a Piggyback Registration if the Company or any underwriter failed to send or deliver a copy of the prospectus to the Person asserting such losses, liabilities, claims, damages or expenses on or prior to the delivery of written confirmation of any sale of securities covered thereby to such Person in any case where such prospectus corrected such untrue statement or omission; provided, further that in no event will the Investor be liable for indemnification or contribution for an amount greater than the lesser of: (i) the net sales proceeds actually received by the Investor; and (ii) the Investor's proportionate share of any such liability based on the net sales proceeds actually received by the Investor and the aggregate net sales proceeds of the Distribution.

(d) Each party entitled to indemnification under this Section 1.6 of this Schedule "A" (the "Specified Indemnified Party") will give written notice to the party required to provide indemnification (the "Specified Indemnifying Party") promptly after such Specified Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Specified Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Specified Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Specified Indemnified Party (whose approval will not be unreasonably withheld), and the Specified Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Specified Indemnified Party to give notice as provided herein will not relieve the Specified Indemnifying Party of its obligations under this Section 1.6 of this Schedule "A" unless the failure to give such notice is materially prejudicial to a Specified Indemnifying Party's ability to defend such action. A Specified Indemnified Party will have the right to retain its own counsel, with fees and expenses to be paid by the Specified Indemnifying Party, if representation of such Specified Indemnified Party by the counsel retained by the Specified Indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Specified Indemnified Party and any other party represented by such counsel in such proceeding. No Specified Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Specified Indemnified Party, consent to entry of any judgment or enter into any settlement unless such settlement includes as an unconditional term thereof: (i) the giving by the claimant or plaintiff to such Specified Indemnified Party of a release from all liability in respect to such claim or litigation; (ii) no admission on the part of the Specified Indemnified Party that it violated any Law or infringed the rights of any person; and (iii) provides as the claimant's or plaintiff's sole relief monetary damages (that are paid in full by the Specified Indemnifying Party).

(e) If the indemnification provided for in this Section 1.6 of this Schedule "A" is held by a court of competent jurisdiction to be unavailable to a Specified Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Specified Indemnifying Party, in lieu of indemnifying such Specified Indemnified Party hereunder, will contribute to the amount paid or payable by such Specified Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Specified Indemnifying Party on the one hand and of the Specified Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations, provided, however, that the liability of the Investor under this Section 1.6(e) of this Schedule "A" will not exceed the lesser of: (i) the net sales proceeds actually received by the Investor; and (ii) the Investor's proportionate share of any such liability based on the net sales proceeds actually received by the Investor and the aggregate net sales proceeds of the Distribution. The relative fault of the Specified Indemnifying Party and of the Specified Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Specified Indemnifying Party or by the Specified Indemnified Party and the parties' relative intent with respect to, knowledge regarding and opportunity to correct, such information. No Person guilty of fraudulent misrepresentation will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.